EXHIBIT 99.1

Citius Pharmaceuticals Discontinues Suprenza™ To Focus on Core Assets

July 01, 2016

CRANFORD, N.J., July 1, 2016 /PRNewswire/ -- Citius Pharmaceuticals, Inc. (OTC BB: CTXR), a specialty pharmaceutical company dedicated to acquiring, developing and commercializing adjunctive cancer care and critical care drug products, announced today it was discontinuing Suprenza, its FDA-approved phentermine-based product for weight loss.

Myron Holubiak, CEO of Citius said, "Suprenza no longer meets our core strategic objectives. We are dedicating our focus on our Phase 3 asset Mino-Lok and our Phase 2b asset Hydro-Lido for hemorrhoids." Holubiak continued, "We feel that the obesity and weight management market has shifted and therefore we are devoting our efforts on developing our leading two assets. We anticipate a minimal financial impact to Citius from discontinuation since we eliminate our ongoing regulatory expenses and have not historically received royalties from the product."

About Citius Pharmaceuticals

Citius is a specialty pharmaceutical company dedicated to the development and commercialization of critical care products with a focus on anti-infectives, cancer care and unique prescription products using innovative, patented or proprietary formulations of previously approved active pharmaceutical ingredients. We seek to achieve leading market positions by providing therapeutic products that address unmet medical needs. By using previously approved drugs with substantial safety and efficacy data, we seek to reduce the risks associated with pharmaceutical product development and regulatory requirements. We focus on developing products that have intellectual property protection and competitive advantages to existing therapeutic approaches. www.citiuspharma.com

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are made based on our expectations and beliefs concerning future events impacting Citius. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "should," and "may" and other words and terms of similar meaning or use of future dates. Forward-looking statements are based on management's current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: risks related to our growth strategy; risks relating to the results of research and development activities; uncertainties relating to preclinical and clinical testing; the early stage of products under development; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; our ability to identify, acquire, close and integrate product candidates and companies successfully and on a timely basis; our dependence on third-party suppliers; our ability to attract, integrate, and retain key personnel; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact:

Andrew Scott

Vice President, Corporate Development

646-522-8410; ascott@citiuspharma.com